Exhibit 4.1

DESCRIPTION OF SECURITIES OF PLUMAS BANCORP
REGISTERED  UNDER SECTION 12 OF THE EXCHANGE ACT

The authorized capital stock of Plumas Bancorp (the “Company”) consists of 22,500,000 shares of common stock without par value and 10,000,000 shares of preferred stock without par value.

Description of Common Stock

As of December 31, 2019, the Company had one class of securities registered under the Securities Exchange Act of 1934, as amended: common stock.

The following description of the Company’s common stock is a summary and does not describe every right, term or condition of owning the common stock. The description is subject to and qualified by reference to the Company’s articles of incorporation and bylaws, and certain provisions of applicable law, including California law and certain federal laws governing bank holding companies.

            Fully Paid and Nonassessable.  All of the outstanding shares of common stock are fully-paid and non-assessable.

            Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, provided that shareholders may cumulate votes in the election of the Company’s directors.

            Dividends.  Subject to the preference in dividend rights of any series of preferred stock which the Company may issue, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by the Company’s board of directors out of legally available funds.

          Liquidation, Dissolution and Winding Up.  Upon liquidation, dissolution or winding up, after payment of all debts and liabilities, including funds of depositors, and after payment of the liquidation preferences of any shares of preferred stock then outstanding, all assets that are legally available for distribution shall be           distributed to the holders of the common stock pro rata based on the number of shares of common stock outstanding at such time.

            No Preemptive or Similar Rights.  Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Anti-Takeover Provisions of the Articles of Incorporation and the Bylaws

Set forth below is a summary of the provisions of the Company’s articles of incorporation and bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary and it is qualified by refence to the Company’s articles of incorporation and bylaws, and certain provisions of applicable law, including California law and certain federal laws governing bank holding companies.

Blank Check Preferred Stock. The Company’s board of directors is authorized to create and issue from time to time, without shareholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions on the shares of each series. The authority to designate and issue preferred stock may be used to issue one or more series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.  For example, the Company could issue shares of preferred stock and rights to purchase shares of preferred stock in connection with a shareholder rights plan.

Advance Notice Provisions. The Company’s bylaws contain an advance notice procedure for shareholder proposals to be brought before any meeting of shareholders, including proposed nominations of persons for election to the Company’s board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of the annual meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder who (i) was a shareholder of record on the record date for the meeting, (ii) is entitled to vote at the meeting and (iii) has given the Company’s corporate secretary timely written notice, in proper form, of the shareholder’s intention to bring that business or to nominate candidates for election to the board prior to the date of the annual meeting. Although the Company’s bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, this advance notice provision may have the effect of precluding the conduct of certain business at a meeting, including the nomination of candidates for election to the board in opposition to nominees of the board of directors, if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Listing

The Company’s common stock is listed on the Nasdaq Stock Market under the trading symbol “PLBC.”